Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-130789-06

---------------Original Message---------------

From: [Identifying Information Redacted]

Sent: Tuesday, May 29, 2007 11:34 AM

Subject: New Issue CMBS: BSCMS 2007-PWR16 * Announcement/Termsheet

**	BSCMS 2007-PWR16 ** $3.3Bn Fixed Rate CMBS

Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley

Rating Agencies: Moody’s, Fitch

Collateral:

-	Loan Sellers: Wells Fargo (32.5%), Prudential (25.4%), Bear Stearns (23.8%), Principal (12.7%), Nationwide (5.6%)

-	261 loans / 295 properties

-	70.0% LTV / 65.6% Balloon LTV

-	1.45x DSCR / 1.35x DSCR after IO

-	NY 13.9%, CA 9.7%, MD 8.4%, WA 7.1%, GA 6.8%, TX 6.7%, VA 6.3%

-	Office 38.6%, Retail 26.4%, Multifamily 12.2%, Industrial 10.8%

-	Top 5 Loans: 33.9% / Top 10 Loans: 41.6%

Structure:

CL	SIZE($MM)	MDYS/FIT	C/E	A/L	PRIN WIN
A1	83.0	Aaa/AAA	30.000%	3.39	1-56

A2	681.0	Aaa/AAA	30.000%	4.88	56-60

A3	58.2	Aaa/AAA	30.000%	6.71	80-84

AAB	130.7	Aaa/AAA	30.000%	7.30	60-112

A4	954.4	Aaa/AAA	30.000%	9.76	112-119

A1A	412.5	Aaa/AAA	*** NOT OFFERED ***

AM	331.4	Aaa/AAA	20.000%	9.88	119-119

AJ	273.4	Aaa/AAA	11.750%	9.95	119-120

*B	33.1	Aa1/AA+	10.750%	9.96	120-120

*C	33.1	Aa2/AA	9.750%	9.96	120-120

*D	33.1	Aa3/AA-	8.750%	9.96	120-120

*E	20.7	A1/A+	8.125%	9.96	120-120

*F	24.9	A2/A	7.375%	9.96	120-120

*G	29.0	A3/A-	6.500%	9.96	120-120

*H	41.4	Baa1/BBB+	5.250%	9.96	120-120

*J	33.1	Baa2/BBB	4.250%	9.96	120-120

*K	33.1	Baa3/BBB-	*** NOT OFFERED ***

*X	3,313.9**	Aaa/AAA	N/A	N/A	N/A

*	Subject to rule 144A
**	Notional Balance

Expected Timing:

- Termsheet:	Attached

- Electronic Red & Appendix:	Wed, May 30

- Hardcopy Red:	Thurs, May 31

- Launch & Price:	Week of June 4

- Settlement:	June 27

Tentative Roadshow Schedule:

- New York 1-on-1s:	Tues - Wed 5/30 to 5/31

- Hartford Breakfast	Thurs, May 31 - 8:30am at The Goodwin Hotel

- Boston Lunch:	Thurs, May 31 - 12:30pm at Bear Stearns office

- Minneapolis Breakfast:	Fri, June 1 - 7:30am at The Marquette Hotel

- Chicago Lunch:	Fri, June 1 - 12:30pm at Morgan Stanley office

- Group Conference Call:	Thurs, May 31 - 3:00pm (EDT)

Dial-In:	1-866-238-0637

Passcode:	PWR16

**	Call the desk to schedule Meetings & Conf Calls**

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.